CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 12 to Registration Statement No. 333-146552 of Miller Investment Trust on Form N-1A of our report dated December 31, 2012, relating to the financial statements and financial highlights of Miller Convertible Fund for the year ended October 31, 2012, and to the references to us under the heading “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 28, 2013